EXHIBIT 99.9

TERMINATION AGREEMENT

B E T W E E N:

CHRISTOPHER HOVEY
of the City of Denver
in the State of Colorado

(hereinafter referred to as the “Employee”)

- and -

ENHANCE SKIN PRODUCTS INC.
a corporation incorporated pursuant to the
laws of the State of Nevada

(hereinafter referred to as the “Corporation”)

made effective March 5, 2013 (the “Effective Date”)

WHEREAS the Corporation and Employee are parties to an Employment Agreement dated August 14, 2008 (the “Employment Agreement”);

AND WHEREAS the Corporation intends to seek to restructure its debt in accordance with the restructuring plan approved by the Board of Directors of Enhance on February 13, 2013,

AND WHEREAS the Employee is prepared to forgive certain of the debt owed to Employee upon the terms and conditions set out herein;

AND WHERAS the Employee is prepared to receive equity for the remainder of the debt owed to Employee upon the Corporation completing restructuring at least at least seventy five percent (75%) of its outstanding debt substantially in accordance with the restructuring plan approved by the Board of Directors of Enhance on February 13, 2013 (“Completion of Restructuring”);

AND WHEREAS the Corporation owes the Employee unpaid expenses;

AND WHEREAS the parties hereto wish to confirm the terms and conditions relating to the termination of the Employment Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1.	Effective on the Effective Date the Corporation terminates, and the Employee accepts the termination of, the Employment Agreement.

2.
The parties agree and acknowledge that (i) as of May 31, 2012, the Corporation owes the Employee US$400,000 in unpaid fees for services under the Employment Agreement (the “Unpaid Fees”); and (ii) as of October 31, 2012 the Corporation owes the Employee unpaid expenses of $11,724 (the “Unpaid Expenses”).

3.
Upon the Completion of Restructuring the Employee agrees to forgive outright all of the Unpaid Fees (and any unpaid fees accrued between May 31, 2012 and the Effective Date), and for the avoidance of any doubt any Severance Payment and any Change of Control Payment that may be due under the Employment Agreement, except for an aggregate of $20,000 (the “Convertible Debt”).

4.
Upon the Company entering into cumulative fundraisings of at least one hundred and fifty thousand United States dollars ($150,000), the Convertible Debt shall be converted into five million three hundred nineteen thousand one hundred and forty nine (5,319,149) common shares of the Corporation’s stock and the Corporation shall instruct its transfer agent to issue such shares to the Employee.

5.
Upon the Company entering into cumulative fundraisings of at least $150,000, the Employee has the option within 5 business days to convert the Unpaid Expenses into three million one hundred eighteen thousand two hundred and seventy one (3,118,271) common shares of the Corporation’s stock and the Corporation shall instruct its transfer agent to issue such shares to the Employee. In the event that the Employee does not exercise this option then the Unpaid Expenses, together with any additional approved expenses from October 31, 2012, shall be paid upon the Corporation cumulatively raising at least one million United States dollars (US$1,000,000) since the date of this Agreement

6.
In consideration of the execution and delivery of this Agreement by the Corporation and contingent upon the issuance by the Corporation to the Employee of those shares of common stock specified by the provisions of Paragraph 4 hereof, the Employee hereby irrevocably, unconditionally, and forever releases, acquits, and discharges the Corporation from any and all claims, charges, liabilities, injuries, obligations, losses, debts, demands, rights, actions and causes of action related to the Employment Agreement, other than those specified by the provisions of Paragraph 5 hereof.

7.
In consideration of the execution of this Agreement by the Employee, the Corporation hereby irrevocably, unconditionally, and forever releases, acquits, and discharges the Employee from any and all claims, charges, liabilities, obligations, losses, debts, demands, rights, actions and causes of action related to the Employment Agreement.

8.
This Agreement and all of the rights and obligations arising herefrom shall be interpreted and applied in accordance with the laws of the Province of Ontario and the courts of the Province of Ontario shall have exclusive jurisdiction to determine all disputes relating to the Agreement and all of the rights and obligations created hereby.  The Employee and the Corporation hereby irrevocably attorn to the jurisdiction of the courts of the Province of Ontario.

IN WITNESS WHEREOF the parties here have caused this Agreement to be executed.

SIGNED, SEALED AND DELIVERED	)
)
)

Christopher Hovey

ENHANCE SKIN PRODUCTS INC.

Per: Donald Nicholson, President & CEO